Exhibit 5.2

[KIRKLAND & ELLIS LLP LETTERHEAD]

April 19, 2007

Baltimore Gas and Electric Company

110 W. Fayette Street

Baltimore, Maryland 21201

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of Baltimore Gas and Electric Company (“BGE”), a Maryland corporation, in connection with the proposed registration of (i) up to $300,000,000 aggregate principal amount of BGE’s 5.90% Series B Notes due October 1, 2016 and (ii) up to $400,000,000 aggregate principal amount of BGE’s 6.35% Series B Notes due October 1, 2036 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 19, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Exchange Notes are to be issued in exchange for and in replacement of BGE’s outstanding 5.90% Series A Notes due October 1, 2016 and 6.35% Series A Notes due October 1, 2036 (the “Original Notes”). The Original Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of July 24, 2006, as supplemented by the First Supplemental Indenture, dated as of October 13, 2006 (together, the “Indenture”), between BGE and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement, (ii) the Indenture, (iii) the forms of the Exchange Notes, and (iv) the Registration Rights Agreements (the “Registration Rights Agreements”), dated as of October 13, 2006, among BGE and Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto including BGE and the due authorization, execution and delivery of all documents by the parties thereto including BGE. We have further assumed that the Indenture is a legally binding obligation of the Trustee.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of BGE and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any applicable laws except the laws of the State of New York.

Based upon and subject to the foregoing assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that (a) the Indenture constitutes a legally binding obligation of BGE; and (b) when (i) the Registration Statement has become effective under the Act, provided that such effectiveness shall not have been terminated, (ii) the terms of the Exchange Notes and of their issuance and sale have been duly established by all necessary corporate action in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon BGE and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over BGE, and (iii) the Exchange Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Original Notes as contemplated in the Registration Statement and pursuant to the Registration Rights Agreements, the Exchange Notes will constitute legally binding obligations of BGE.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein and speaks only to the laws of the State of New York, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP